EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2013 FINANCIAL RESULTS

•                               Net revenues of $114.3 million and net income of $5.8 million, or $0.47 per diluted share, for the three months ended December 31, 2012, compared to net revenues of $128.9 million and net income of $8.4 million, or $0.68 per diluted share, for the same period of fiscal 2012.

•                               In the first quarter of fiscal 2013, the Company spent $9.0 million on capital projects and the anticipated full year spending is expected to be $70.0 million.

•                               Backlog was $211.7 million at December 31, 2012, a decrease of 5.0% from $222.9 million at September 30, 2012.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, January 31, 2013 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter of fiscal 2013.  The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.22 per outstanding share payable March 15, 2013 to stockholders of record as of March 1, 2013.

“As previously announced, first quarter results were negatively impacted by lower demand as customers exercised increased caution in making purchases, which we attribute to ongoing uncertain economic conditions.  Customers continued to manage their inventories aggressively, and as a result our transactional business slowed significantly in our first quarter,” said Mark Comerford, President and Chief Executive Officer. “Business conditions in January are still soft, similar to first quarter.  However, looking beyond these near-term headwinds, commercial aircraft manufacturers and engine manufacturers continue to report strong conditions and excellent long term growth projections. We also expect our land-based gas turbine and chemical processing markets to gain strength when global economic concerns abate.  We continue to focus on the implementation of our capital spending projects in line with our plans to meet the expected long-term growth requirements of those target markets.”

Quarterly Results

Net Revenues.  Net revenues were $114.3 million in the first quarter of fiscal 2013, a decrease of 11.3% from $128.9 million in the same period of fiscal 2012.   Volume was 4.7 million pounds in the first quarter of fiscal 2013, a decrease of 8.7% from 5.1 million pounds in the same period of fiscal 2012.  The aggregate average selling price was $24.40 per pound in the first quarter of fiscal 2013, a decrease of 2.8% from $25.11 per pound in the same period of fiscal 2012.  Average selling price decreased due to lower raw material prices and increased competition especially in the commodity alloys, while volume decreased due to declining customer demand during uncertain economic conditions.   The Company’s consolidated backlog was $211.7 million at December 31, 2012, a decrease of 5.0% from $222.9 million at

September 30, 2012.  This decrease reflects a 5.5% decrease in backlog average selling price, slightly offset by a 0.6% increase in backlog pounds.

Cost of Sales.  Cost of sales was $95.5 million, or 83.6% of net revenues, in the first quarter of fiscal 2013 compared to $105.4 million, or 81.8% of net revenues, in the same period of fiscal 2012. Cost of sales in the first quarter of fiscal 2013 decreased by $9.8 million as compared to the same period of fiscal 2012 primarily due to lower volumes, partially offset by an increase of approximately $0.3 million (including payroll taxes) due to the upfront payment related to the ratification of the union agreement in Arcadia, Louisiana.

Gross Profit.         As a result of the above factors, gross profit was $18.8 million for the first quarter of fiscal 2013, a decrease of $4.7 million from the same period of fiscal 2012. Gross margin as a percentage of net revenue decreased to 16.4% in the first quarter of fiscal 2013 as compared to 18.2% in the same period of fiscal 2012.

Selling, General and Administrative Expense. Selling, general and administrative expense was $9.8 million for the first quarter of fiscal 2013, flat from the same period of fiscal 2012.  Selling, general and administrative expenses as a percentage of net revenues increased to 8.6% for the first quarter of fiscal 2013 compared to 7.6% for the same period of fiscal 2012 due to decreased revenues.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.8% of revenue, for the first quarter of fiscal 2013, compared to $0.8 million, or 0.6% of revenue, in the same period of fiscal 2012.

Operating Income. As a result of the above factors, operating income in the first quarter of fiscal 2013 was $8.1 million compared to operating income of $12.9 million in the same period of fiscal 2012.

Income Taxes. Income taxes were an expense of $2.3 million in the first quarter of fiscal 2013, a decrease of $2.2 million from an expense of $4.5 million in the same period of fiscal 2012.  The effective tax rate for the first quarter of fiscal 2013 was 28.1%, compared to 34.8% in the same period of fiscal 2012.  The decrease in the effective tax rate was due to a change in the California tax law that took effect in November, which increased the deferred tax asset and lowered tax expense for the first quarter of fiscal 2013 by $0.6 million.

Net Income. As a result of the above factors, net income in the first quarter of fiscal 2013 was $5.8 million, a decrease of $2.6 million from net income of $8.4 million in the same period of fiscal 2012.

Gross Profit Margin Performance

In the first quarter of each fiscal year, the Company’s gross profit margin percentage is typically lower than the preceding quarter due to lower absorption of fixed manufacturing costs that do not decrease in proportion with decreased production levels.   Production levels decrease in the first quarter due to the Company’s observance of seasonal holidays and planned equipment downtime for capital upgrades and maintenance projects.

For the first quarter of fiscal 2013, gross profit and net income were lower than anticipated primarily due to lower than anticipated net sales.  The lower net sales were a result of customers exercising increased caution in making purchases, which the Company attributes to ongoing uncertain economic conditions.  Gross profit margins and gross profit margin percentages declined in the first quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012 due to a combination of lower volumes across all markets and weaker pricing primarily in the commodity alloys.  In addition, from the fourth quarter of fiscal 2012 through the first quarter of fiscal 2013, service center transactional business volumes and prices declined due to increased competition and customers reducing inventory levels throughout the supply chain.

Backlog

Backlog was $211.7 million at December 31, 2012, a decrease of approximately $11.1 million, or 5.0%, from $222.9 million at September 30, 2012. The backlog dollars declined during the first quarter of fiscal 2013 due to a 5.5% decrease in backlog average selling price for the quarter, slightly offset by a small increase in backlog pounds.  The reduction in the backlog during the first quarter resulted from reduced order entry pricing and a slightly lower-valued mix of products in the backlog.  Order entry volumes were comparable to sales volumes in the first quarter, causing only a slight increase in backlog pounds.  The level of transactional business declined in the first quarter of fiscal 2013, after remaining relatively consistent through fiscal 2012.  Intermediate and large size, project-based orders continued at relatively low levels in the first quarter of fiscal 2013, as experienced in fiscal 2012.

Management believes that the reduced level of both transactional and project-based orders has resulted from customers exercising caution in making purchases due to the current uncertain economic conditions associated with slow economic growth. The backlog for the aerospace and land-based gas turbine markets declined in the first quarter of fiscal 2013. Management believes the reduction is a result of customers adjusting their inventory levels within the supply chain.  In addition, backlog decreased in the “Other Markets” category as projects for flue-gas desulphurization were lower than anticipated due to economic and regulatory concerns, and in the oil and gas market, the company has not received additional orders for a specific project that is in production testing along with other materials.

Capital Spending

Management continues to believe in the long-term growth potential of the aerospace, land-based gas turbine and chemical processing markets. Therefore, the Company is continuing to implement the previously announced capital spending projects in line with plans to meet the expected long-term growth requirements of those target markets.  Capital spending in the first quarter of fiscal 2013 was approximately $9.0 million and the forecasts for capital spending in fiscal 2013 and fiscal 2014 are approximately $70.0 million and $39.0 million, respectively.

The actual and planned capital investments of approximately $135 million over the three year-period of fiscal 2012 through 2014 are expected to allow the Company to increase capacity, enhance product quality, reduce costs and improve working capital management. The Company anticipates that these significant investments will help the Company improve efficiency and meet expected long-term increasing customer demand for volume and quality improvements.

Liquidity

During the first quarter of fiscal 2013, the Company’s primary sources of liquidity were cash on-hand and cash from operations, as detailed below.  At December 31, 2012, the Company had cash and cash equivalents of $65.5 million compared to cash and cash equivalents of $46.7 million at September 30, 2012.

Net cash provided by operating activities was $29.5 million in the first quarter of fiscal 2013 compared to net cash provided by operating activities of $3.1 million in the same period of fiscal 2012.  Items contributing to the difference include cash provided by lower accounts receivable of $28.3 million which was $19.7 million higher than cash provided by accounts receivable in the same period of fiscal 2012, and cash used from inventory balances (net of foreign currency fluctuation) of $12.1 million was $7.5 million lower than cash used from inventory balances in the same period of fiscal 2012. Cash provided by operations was unfavorably impacted by net income of $5.8 million, compared to $8.4 million in the same period of fiscal 2012. Net cash used in investing activities was $9.0 million in the first quarter of fiscal 2013 compared to $7.4 million in the first quarter of fiscal 2012 as a result of higher capital expenditures.  Net cash used in financing activities in the first quarter of fiscal 2013 included a $2.7 million dividend payment, consistent with the first quarter of fiscal 2012.

Future sources of liquidity

The Company’s sources of liquidity for fiscal 2013 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides for borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At December 31, 2012, the Company had cash of $65.5 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to borrowing base and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

Today, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable March 15, 2013 to stockholders of record at the close of business on March 1, 2013.

Quarterly Performance

For the first quarter of fiscal 2013, net revenues decreased by $36.0 million from the fourth quarter of fiscal 2012, volume declined by 1.4 million pounds and net income decreased by $7.0 million during this period. Although a decline was anticipated in each of these categories from the fourth quarter of fiscal 2012 to the first quarter of fiscal 2013, each category declined more than anticipated. The decline in earnings for the first quarter of fiscal 2013 from the fourth quarter of fiscal 2012 was greater than previously expected due to lower than anticipated volume of pounds shipped combined with lower average selling prices per pound.

The Company is experiencing increased price competition in the marketplace relative to fiscal 2012, particularly in commodity type alloys in mill-direct project business, from competitors that have the ability to produce both high-performance alloys and stainless steel flat products. This competition continues to require the Company to aggressively price project business orders in these markets, which has unfavorably impacted the Company’s gross profit margin and net income.  As mill-direct lead times are decreasing, downward pressure on prices for service center transactional business is also occurring.

Guidance

Net income for the second quarter of fiscal 2013 is expected to exceed the net income of the first quarter of fiscal 2013, but is expected to continue to be unfavorably impacted by the lower volumes and weaker pricing similar to that experienced during the first quarter. Due to the continued uncertainty of the economic environment, lack of visibility and continued lower level of order entry, management does not anticipate a recovery in the second quarter. However, certain macroeconomic trends may suggest a potential improvement in the second half of 2013.

Management expects net income for fiscal 2013 to be below net income of fiscal 2012. Due to the continued uncertainty of the economic environment, the amount of the decrease continues to be uncertain.

Earnings Conference Call

The Company will host a conference call on Friday, February 1, 2013 to discuss its results for the quarter ended December 31, 2012.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 1, 2013	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, February 1, 2013 at 11:00 a.m. ET, through 11:59 p.m. ET on Thursday, February 28, 2013. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Conference: 407052

A replay of the Webcast will also be available at www.haynesintl.com until January 31, 2014.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2013 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,
	2011	2012

Net revenues	$128,851	$114,300
Cost of sales	105,360	95,526
Gross profit	23,491	18,774
Selling, general and administrative expense	9,816	9,811
Research and technical expense	765	858
Operating income	12,910	8,105
Interest income	(62)	(29)
Interest expense	26	17
Income before income taxes	12,946	8,117
Provision for income taxes	4,503	2,282
Net income	$8,443	$5,835
Net income per share:
Basic	$0.69	$0.47
Diluted	$0.68	$0.47

Dividend declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2012	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$46,740	$65,463
Accounts receivable, less allowance for doubtful accounts of $1,249 and $1,269, respectively	100,631	72,581
Inventories	263,236	275,705
Income taxes receivable	4,153	2,349
Deferred income taxes	9,933	9,989
Other current assets	1,532	2,349
Total current assets	426,225	428,436
Property, plant and equipment, net	124,652	133,295
Deferred income taxes—long term portion	68,255	68,216
Prepayments and deferred charges	1,777	2,055
Intangible assets, net	6,017	5,912
Total assets	$626,926	$637,914
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,471	$46,248
Accrued expenses	15,157	14,315
Revolving credit facility	—	—
Accrued pension and postretirement benefits	21,065	21,065
Deferred revenue—current portion	2,500	2,500
Total current liabilities	76,193	84,128
Long-term obligations (less current portion)	980	980
Deferred revenue (less current portion)	32,829	32,204
Non-current income taxes payable	339	339
Accrued pension and postretirement benefits	215,487	214,365
Total liabilities	325,828	332,016
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,287,790 and 12,342,985 shares issued and outstanding at September 30, 2012 and December 31, 2012, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	236,751	237,762
Accumulated earnings	163,426	166,551
Accumulated other comprehensive loss	(99,091)	(98,427)
Total stockholders’ equity	301,098	305,898
Total liabilities and stockholders’ equity	$626,926	$637,914

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2011	2012
Cash flows from operating activities:
Net income	$8,443	$5,835
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,982	3,131
Amortization	112	105
Stock compensation expense	460	218
Excess tax benefit from option exercises	(616)	(195)
Deferred revenue	(625)	(625)
Deferred income taxes	638	(147)
Loss on disposal of property	10	3
Change in assets and liabilities:
Accounts receivable	8,653	28,342
Inventories	(19,612)	(12,095)
Other assets	(713)	(1,087)
Accounts payable and accrued expenses	1,497	5,038
Income taxes	3,183	2,127
Accrued pension and postretirement benefits	(1,315)	(1,122)
Net cash provided by operating activities	3,097	29,528

Cash flows from investing activities:
Additions to property, plant and equipment	(7,350)	(8,982)
Net cash used in investing activities	(7,350)	(8,982)

Cash flows from financing activities:
Dividends paid	(2,691)	(2,710)
Proceeds from exercise of stock options	821	598
Excess tax benefit from option exercises	616	195
Net cash used in financing activities	(1,254)	(1,917)

Effect of exchange rates on cash	(192)	94
Increase (decrease) in cash and cash equivalents	(5,699)	18,723

Cash and cash equivalents, beginning of period	60,062	46,740
Cash and cash equivalents, end of period	$54,363	$65,463